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                                   EXHIBIT 4.1


                                 AMENDMENT NO. 3
                         TO THE TYLER TECHNOLOGIES, INC.
                                STOCK OPTION PLAN

         Pursuant to Section 17 of the Tyler Technologies, Inc. Stock Option Plan, as amended (the "Plan"), the Plan is hereby amended to as follows:

         1. Section 5 of the Plan is hereby amended to read in its entirety as follows:

                  5. SHARES SUBJECT TO PLAN. The Committee may not grant options under the Plan, including to any individual employee, for more than 4,300,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. The Committee may grant options for a larger number of shares, but the terms of the options must be such that no more than the number of shares specified in the previous sentence may be issued on exercise of options granted under the Plan. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the 19th day of May, 1999.

                             TYLER TECHNOLOGIES, INC.



                             By:      /s/ Theodore L. Bathurst
                                      ------------------------------------------
                             Name:    Theodore L. Bathurst
                             Title:   Vice President and Chief Financial Officer